                                                                    EXHIBIT 12.1

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                               FOR THE       FOR THE       FOR THE       FOR THE       FOR THE
                                            ELEVEN MONTHS     TWELVE        TWELVE        TWELVE        TWELVE
                                                ENDED      MONTHS ENDED  MONTHS ENDED  MONTHS ENDED  MONTHS ENDED
                                             NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30
                                                1994           1995          1996          1997          1998
                                            -------------  ------------  ------------  ------------  ------------
Fixed Charges:
Interest expense:
  Subordinated indebtedness...............    $     158     $      206    $      220    $      240    $      245
  Bank loans and other
    borrowings*...........................        6,294         10,199        10,596        12,770        15,536
  Interest component of rentals of office
    and equipment.........................           42             44            34            32            32
  Other adjustments**.....................            4             28            16             9            15
                                                 ------    ------------  ------------  ------------  ------------
    TOTAL (A).............................    $   6,498     $   10,477    $   10,866    $   13,051    $   15,828
                                                 ------    ------------  ------------  ------------  ------------
                                                 ------    ------------  ------------  ------------  ------------
Earnings:
  Pretax income (loss) from continuing
    operations............................    $     193     $      369    $      637    $      937    $    1,052
  Fixed charges...........................        6,498         10,477        10,866        13,051        15,828
  Other adjustments***....................           (4)           (28)          (14)           (8)          (15)
                                                 ------    ------------  ------------  ------------  ------------
    TOTAL (B).............................    $   6,687     $   10,818    $   11,489    $   13,980    $   16,865
                                                 ------    ------------  ------------  ------------  ------------
                                                 ------    ------------  ------------  ------------  ------------
(B / A)...................................         1.03           1.03          1.06          1.07          1.07

------------------------

*   Includes amortization of long-term debt discount.

** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.